Exhibit 99.1

Viggle Fiscal First Quarter 2016 Financial Results Include Improvements in Adjusted EBITDA and Reduced Operating Expenses, Strengthening Platform for Growth

Adjusted EBITDA Improves 17%

NEW YORK – November 13, 2015 – Viggle Inc. (Nasdaq:VGGL) reported financial results for its fiscal first quarter 2016 ended September 30, 2015. Revenue for the quarter was $5.1 million compared with $6.5 million in the year-ago first quarter.  Adjusted EBITDA loss for the fiscal first quarter 2016 was $6.5 million, compared with a loss of $7.8 million in the year-ago first quarter, an improvement of 17%.  Financial results for the fiscal first quarter 2016 include DraftDay Gaming Group, its 49% owned subsidiary that was formed in September 2015.

Adjusted EBITDA improvements for the quarter were driven by reductions in personnel, marketing and technology costs. Revenue for the quarter declined primarily because of decreased third-party advertising on the Viggle App and barter revenue.

Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, said, “Much of this quarter was spent identifying new business ventures and partnerships that can grow our revenue streams while bringing our expenses to the level where we can seize those opportunities. One of the attributes of our business model is that the Viggle platform is conducive to many different ventures that can contribute to growth and we are enthusiastic about the great potential that lies ahead for us.”

Key metrics for the fiscal first quarter ended September 30, 2015 were:

•
Approximately 265,000 new users registered on the Viggle platform, bringing net registered users to more than 9.8 million, compared with 7.0 million net registered users as of the end of the year-ago first quarter, an increase of 39%.

•	Average monthly total reach for F1Q 2016 was 18.6 million, compared with 23.8 million in the year-ago quarter, a 22% decrease, and 23.6 million for the quarter ended June 30, 2015.

•	Average active reach in the quarter was 9.6 million compared with 10.3 million for F1Q 2015, a decrease of 4%, and compared with 10.2 million in F4Q 2015.

•
As of September 30, 2015, Viggle users have cumulatively checked in to more than 508 million TV programs and matched more than 192 million songs using the Viggle Music service. Overall, users’ average time in the Viggle app has been more than 58 minutes per session.

•
As of September 30, 2015, users have cumulatively redeemed more than 71 billion points for approximately 5.6 million rewards, an average of 12,667 points per reward redemption. The total retail value of rewards redeemed through September 30, 2015 is approximately $28.6 million.

About Viggle

Viggle is an entertainment marketing and rewards platform and fantasy sports provider whose app rewards its members for watching TV shows, discovering new music and playing interactive games. The Viggle Platform had an average monthly total reach of 18.6 million for the three months ended September 30, 2015, including nearly 10 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $29 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. Viggle is also the largest shareholder of DraftDay Gaming Group, the third-largest operator in the daily fantasy sports industry, which offers Viggle members an exciting and ever-growing selection of real-time fantasy sports games with monetary rewards. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA

The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in selling, general and administrative expenses. Management believes that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users. Therefore, the Company adjusts cost of watchpoints and engagement points as reported, which represents the cost of points earned by users during the period, to the cost of actual rewards redeemed by users during the period. Selling, general and administrative expenses as reported are likewise adjusted as certain point costs are classified as marketing. The Company also presents Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating loss prepared in accordance with generally accepted accounting principles in the United States (GAAP). Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Tables Follow

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Quarter Ended September 30, 2015	Quarter Ended September 30, 2014	4th Quarter Ended June 30, 2015
Cost of watchpoints and engagement points as reported	$(2,022)	$(1,164)	$(2,626)
Adjustment to cost of watchpoints and engagement points	(256)	281	358
Adjusted cost of watchpoints and engagement points	(2,278)	(883)	(2,268)

Selling, general and administrative expenses as reported	(15,566)	(22,771)	(19,989)
Adjustment to selling, general and administrative expenses	(29)	31	2,328
Adjusted selling, general and administrative expenses	$(15,595)	$(22,740)	$(17,661)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Quarter Ended September 30, 2015	Quarter Ended September 30, 2014	Quarter Ended June 30, 2015
Revenue	$5,052	$6,476	$6,899

Operating loss as reported	$(12,536)	$(17,459)	$(15,716)
Add:
Stock compensation costs	5,164	7,562	5,345
Adjustment to cost of watchpoints and engagement points	(256)	281	358
Adjustment to Selling, general and administrative expenses	(29)	31	2,328
Depreciation and amortization costs	1,196	1,800	1,482
Adjusted EBITDA *	$(6,461)	$(7,785)	$(6,203)

* Adjusted EBITDA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net, certain one-time selling, general and administrative costs, and adjustment to rewards costs

Contact:
For Viggle:
Investors:
Tom McLean, General Counsel, 212-231-0092
or
Robert Haag, 1-866-976-4784
Managing Partner, IRTH Communications
VGGL@irthcommunications
or
Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com